Exhibit 10.2

DIRECTORSHIP AGREEMENT

This directorship agreement (the Agreement’) is entered into on [   ] 2025

Between

Terra Innovatum Global N.V., a Dutch public limited liability company, with legal seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 98523554 (hereinafter, the Company”)

and

MR. MASSIMO MORICHI, born on 1st December 1960, in Rome, Italy, fiscal code MRCMSM60T01H501V (the Manager”)

(the Company, on the one hand, and the Manager, on the other hand, are collectively referred to as the Parties’ and individually as a Party’)

WHEREAS

(A) the Manager has been appointed on 10 October 2025 as an executive director of the Company to cover the role of Chief Strategy Officer (the Office”) until after the close of the annual general meeting of the Company to be held in 2026;

(B) the Parties intend to determine with this agreement (the Agreement”) terms and conditions of the Office.

WHEREAS, the Parties agree as follows:

1. BACKGROUND

1.1 The recitals form an integral part of this Agreement.

2. INTERPRETATION

2.1 The terms defined in this Agreement shall be used with the specific meaning attributed to them in this Agreement. This Agreement does not constitute a contract of employment within the meaning of Section 7:610 et seq. of the Dutch Civil Code (DCC).

3. TERM OF THE OFFICE

3.1 The Parties agree that the Manager shall hold the Office until after the close of the annual general meeting of the Company to be held in 2026.

3.2 The Office shall be renewed year by year and the Manager undertakes to accept the renewals of the Office year by year. Under said renewals the same terms and conditions set forth in this Agreement shall apply, unless otherwise agreed.

4. TERMINATION AGREEMENT

4.1 The Manager confirms that the Office and the Agreement are strictly connected and agrees that the termination of one will determine the automatic and immediate termination of the other. Additional Assignments (as defined below), if any, should also cease together with immediate effect with the Office and the Agreement.

4.2 This Agreement shall end automatically upon the termination of the Office by the Company.

4.3 Each Party is authorised to terminate this Agreement in writing, taking into account a notice period of 6 months.

4.4 In derogation from paragraph 4.3 of this Agreement, the Office may be terminated prematurely at any time by the competent corporate body of the Company in accordance with the Company’s articles of association and the relevant Sections of the DCC, in which case this Agreement shall terminate by operation of law effective as per the date of the relevant dismissal resolution.

4.5 In derogation from paragraph 4.3 of this agreement, the Company can terminate this Agreement with immediate effect by means of a written statement in case of a just cause of removal as referred to in paragraph Errore. L’origine riferimento non è stata trovata. of this Agreement.

4.6 Likewise in derogation from paragraph 4.3 of this Agreement, the Manager can terminate this Agreement with immediate effect by means of a written statement in case of a just cause of resignation as referred to in paragraph 10.2(ii) of this Agreement.

4.7 The Manager confirms to be available to hold other corporate offices or assignments in other companies, controlling and controlled as well as under common control with the Company, in the Netherlands, Italy and/or abroad (the “Group”) that may be reasonably requested from time to time (the Additional Assignments”).

5. DUTIES OF THE MANAGER

5.1 The Office has been assigned to the Manager on the basis of the fiduciary relationship with the Company and its shareholders. The Manager shall exercise the Office and the powers entrusted with the utmost diligence and care, shall act correctly and faithfully towards the Company to the best of his knowledge, power and ability and shall make all possible efforts to promote, protect, develop and expand the business and interests of the Company and the other Group companies and shall at all times act in the interests of the Company and the enterprise connected with it. The Manager shall also:

-	refrain from conducting business, on his own behalf or on behalf of third parties, in competition with the Company and / or the Group, without prejudice to the obligation of exclusivity set out in Section 11, and from engaging in a conduct that, by its nature, is in conflict with the duties connected with his participation in the Company’s and / or the Group’s organisation and/or may give rise to a conflict of interest

-	abide by the policies in use at the Company and / or the Group (or, alternatively, by the policies that will be implemented by the Company and / or the Group);

-	previously agree with the Company the content of any interviews or releases of information on financial data and performance of the Company and / or the Group.

5.2 The Manager shall act consistently with the strategic/operational guidelines and directions provided by the board of directors of the Company.

6. FIXED COMPENSATION

6.1 Fixed yearly compensation – As fixed compensation for the Office, the Manager, for financial year 2025 will receive a fixed annual compensation of EUR 400,000 (four hundred thousand/00) gross of any applicable withholding and legal charges (the Fixed Compensation”) and starting from financial year 2026 onwards the Fixed Compensation shall be increased and shall be equal to a fixed annual compensation of EUR 450,000 (four hundred fifty thousand/00) gross of any applicable withholding and statutory charges, payable in 12 monthly arrears. For financial year 2025, the Fixed Compensation shall be paid pro-rata temporis for the months of actual service. The Fixed Compensation will reward any activity and obligations provided in the Agreement and Annexes, including any potential Additional Assignments, unless otherwise provided in writing.

6.2 Considering the Company is a tax resident in Italy and that the Manager declares to qualify as a tax resident in Italy, the Fixed Compensation shall be subject to Italian taxation as well as to social security burdens, in accordance with the applicable provisions of law. The Company, therefore, will act as withholding agent in compliance with applicable provisions of law.

6.3 After the termination of the Office and this Agreement, the Manager will never (be able to) claim entitlement to any compensation other than that already paid by the Company under this Agreement.

7. VARIABLE COMPENSATION

7.1 From financial year 2025, the Manager shall be eligible to an annual MBO bonus (the MBO Bonus”), based on the percentage of achievement of the performance criteria established by the shareholders’ meeting of the Company held on 9 October 2025, to be furtherly detailed in the award agreements to be entered into separately by and between the Manager and the Company.

7.2 The objective of any short-term variable compensation is to incentivize the Manager to achieve annual targets and objectives that are related to the short-term focus of the Group.

7.3 The annual MBO Bonus will be between 50% and 250% of the Fixed Compensation, as better detailed under the award agreement to be entered into separately between the Manager and the Company according to the performance criteria actually achieved. The annual bonus may be paid in cash, performance share units (“PSUs”) or a combination of cash and PSUs, as better detailed under the individual award agreement. If paid solely in cash, the MBO Bonus will be between 50% and 100% of the Fixed Compensation. If settled in part or in full in PSUs, the MBO Bonus will be between 100% and 250% of the Fixed Compensation. The Manager would be allowed to determine the makeup of the MBO Bonus in accordance with the individual award agreement.

7.4 The payment of the MBO Bonus pertaining to each financial year settled in cash shall be paid to the Manager, provided that he is in force on the relevant payment date, except for what differently provided under clause 10 below in which case the Manager shall be entitled to the pro-rated MBO Bonus accrued for the months of actual service performed during the year the termination occurred, always provided and conditional to the achievement of the established performance criteria.

7.5 Payment of the MBO Bonus portion settled in cash shall be made within 30 days from the date of approval of the financial statements pertaining to the financial year to which the same MBO Bonus relates.

7.6 The Manger acknowledges and agrees that the payment of an MBO Bonus in any given year does not constitute a guarantee that the Manager will receive an MBO Bonus in the subsequent year(s) as well. Furthermore, the Parties agree that the Manager cannot derive any expectations regarding the amount of an MBO Bonus on the basis of bonus amounts received by the Manager in previous years.

8. OTHER ENTITLEMENTS/ BENEFITS

8.1 During the Office, the Manager could receive (i) a company car also for private use or, alternatively, if for any reason the company car cannot be assigned a cash allowance in lieu, the value of which will be in line with the cost the Company would have borne for the assignment of a company car in accordance with the Company’s policies as in effect from time to time; (ii) a mobile phone and associated sim card, as well as a personal computer in accordance with the company’s policies in force from time to time; (iii) medical expense and accident insurance coverage for both professional and non-professional related injuries or, alternatively, if for any reason the insurance coverage cannot be granted directly by the Company, an allowance covering the cost borne by the Manager to secure medical expense and accident insurance coverage for both professional and non-professional related injuries autonomously (iv) a D&O insurance policy as per market standards; and (v) tax preparation and financial counselling provided that the yearly maximum amount – gross of any withholding taxes and social security contribution burdens – to be granted to the Manager to cover such costs shall not exceed EUR 15,000.

8.2 Upon the establishment of a U.S. based subsidiary within the Group, such subsidiary shall provide medical expense and accident insurance covering both work-related and non-work-related injuries, unless such coverage is already provided by the Company. Accordingly, any allowance reimbursing the Manager for costs personally incurred to obtain such insurance on an autonomous basis shall no longer be granted once the coverage will be provided directly either by the Company or by the U.S. based subsidiary.

9. REIMBURSEMENT OF EXPENSES

The Company shall directly bear or in any case reimburse the Manager for the expenses actually incurred in connection with the performance of the Office, against relevant justification documents and in accordance with the Company’s policies as in effect from time to time.

10. GOOD LEAVER / BAD LEAVER

10.1 For any purpose of this Agreement, the Manager will be deemed:

(i) a “Good Leaver” in case of termination of the Office, regardless when such termination occurs, as a consequence of (i) revocation/withdrawal or non-renewal by the Company not grounded on a just cause of removal; (ii) death or severe disability or sickness which prevents the same Manager from performing his duties for a continued term of 3 months, provided the disability and sickness is duly certified by an independent medical practitioner of good standing appointed in agreement between the Manager and the Company; (iii) Manager’s resignations or non-acceptance of the renewals grounded on a just cause of resignation.

(ii) a “Bad Leaver” in case of termination of the Office, regardless when such termination occurs, for any cause that it is not a Good Leaver, unless the board of directors of the Company qualifies such cause expressly and discretionarily as a Good Leaver. Bad Leaver includes (but shall not be limited to) (i) revocation/withdrawal or non-renewal by the Company grounded on a just cause of removal; or (ii) Manager’s resignations or non-acceptance of the renewals not grounded on a just cause of resignation.

10.2 For the purposes of paragraph 10.1 above:

(i) A “just cause of removal” shall mean (a) commission by the Manager of any felony and / or crime involving moral turpitude or dishonesty and/or (b) participation of the Manager in a fraud against the Company or any other Group company; (c) a material breach by the Manager of any material obligation provided under this Agreement and/or of the obligations, including statutory obligations, connected to the Office or any Additional Assignment (if any), due to intentional wrongdoing or gross negligence by the Manager to the extent not cured by the Manager within 30 (thirty) business days from the delivery by the Company of a written notice indicating such a breach, and/or (c) intentional and material damage by the Manager to the Company’s or any other Group companies’ properties, and/or (d) material breach by the Manager of any Company’s or Group’s policy and / or material breach by the Manager of any proprietary information and / or invention assignments agreements in place with the Company and / or any other Group Company.

(ii) A “just cause of resignation” shall mean (a) any serious circumstances in which the Office cannot reasonably continue due to a material breach by the Company to its obligations under the Directorship Agreement towards the Manager to the extent not cured by the Company within 30 (thirty) business days from the delivery by the Manager to the Company of a written notice indicating such a breach; and/or (b) any material diminution of the Manager’s aggregate compensation, including without limitation Fixed Compensation, MBO Bonus, any equity incentive compensation (it being understood that reductions which shall not exceed 20% in aggregate of the overall value shall not constitute a just cause of resignation if applied extensively and simultaneously to all other executive directors); (c) a material diminution of the Manager’s powers, duties and / or responsibilities not grounded on a just cause of removal.

10.3 In case of termination as Good Leaver, on top of the Fixed Compensation up to the date of actual termination (i.e., including the worked notice period, if applicable), the Manager will be entitled:

(i) to receive a termination gross indemnity equal to one year of Fixed Compensation and MBO Bonus calculated as if 100% of the target objectives were achieved (“Termination Indemnity”);

(ii) to receive the pro-rated MBO Bonus accrued for the months of actual service performed during the year the termination occurred, always provided and conditional to the achievement of the established performance criteria; and

(iii) to receive continued medical expense insurance coverage for up to 18 months following the actual termination;

(iv) to any retention share units awarded under any equity plan which will continue to vest as if the Manager was still in service or will be entirely fully accelerated in compliance with the provisions and conditions provided under the individual award agreement;

(v) to any PSUs awarded under any equity plan which will vest for the months of actual service performed during the year the termination occurred, always provided and conditional to the achievement of the established performance targets in accordance with the relevant individual award agreement governing their awarding, or will be entirely fully accelerated always in compliance with the provisions and conditions of the relevant individual award agreement.

10.4 The Parties agree that the Termination Indemnity as referred to in paragraph 10.3, is comprehensive, includes and replaces any payment, consideration or indemnity connected with the Office and the Additional Assignments and their termination. Therefore, save for additional items provided under paragraph 10.3. above, it is a full and final payment for all obligations connected with the Office, the powers and the Additional Assignments. The Termination Indemnity and the other items as per paragraph 10.3. above will be granted to the Manager subject to the execution of a settlement and release unchallengeable agreement (the “Settlement Agreement”) in accordance with applicable laws. The payment of the Termination Indemnity will be prorated in equal monthly instalments and each instalment shall be paid within the end of each month, starting from the month following the date of execution of the Settlement Agreement. The Settlement Agreement shall provide, inter alia, the final termination of the Office, the powers and of the Additional Assignments (if any) and full waivers by the Manager to any right, claim or action vis-à-vis the Company, the Group companies and their investors connected with the execution or termination of the Office, the powers and the Additional Assignments (if any) and a portion of the Termination Indemnity will specifically remunerate the waivers. The Settlement Agreement shall also provide for the Manager’s undertaking to continue to comply with the post contractual obligations detailed under Sections 12, 13, 14 and 15 of this Agreement. In case of breach of any of such obligations the Settlement Agreement shall provide for the possibility for the Company to interrupt the payment of the instalments of the portion of the lump sum not specifically granted as compensation for the waivers.

10.5 In the event of termination as Bad Leaver, the Manager shall only be entitled to the Fixed Compensation accrued up to the actual date of termination (i.e., including the worked notice period, if applicable), without any right to receive further amounts.

10.6 By way of derogation to the above if the Office is terminated by the Company without a “just cause of removal” or by the Manager for a “just cause of resignation”, each in connection with a change in control, the Manager will be entitled to receive severance consisting of:

i.	a lump-sum equal to 18 monthly instalments of Fixed Compensation plus target MBO Bonus calculated as if 100% of the target objectives were achieved;

ii.	the pro-rated MBO Bonus accrued for the months of actual service performed during the year the termination occurred, always provided and conditional to the achievement of the established performance criteria;

iii.	continued medical, dental and vision coverage for up to 18 months;

iv.	reimbursement of outplacement services expenses incurred in the 12 months following termination up to a gross amount equal to EUR 25,000;

v.	any retention share units awarded under any equity plan which will continue to vest as if the Manager was still in service or will be entirely fully accelerated in compliance with the provisions and conditions provided under the individual award agreement;

vi.	any PSUs awarded under any equity plan which will vest for the months of actual service performed during the year the termination occurred, always provided and conditional to the achievement of the established performance targets in accordance with the relevant individual award agreement governing their awarding, or will be entirely fully accelerated always in compliance with the provisions and conditions of the relevant individual award agreement.

For the purposes of this paragraph 10.6:

“change of control” means the occurrence of any of the following events, whether or not such events are the result of an extraordinary transaction (including mergers, consolidation, reorganization, or takeover bids): (a)a person or group, acting individually or collectively, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the then-outstanding voting securities of the Company; (b) the sale, transfer or disposition, in a single transaction or a series of related transactions, of all or substantially all of the consolidated assets of the Company to any person or group other than to (i) the Company or any of its subsidiaries, or (ii) any entity of which, following such transaction, more than fifty percent (50%) of the combined voting power is then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction.

Notwithstanding the foregoing, the sale of equity securities in a bona fide financing transaction will not be deemed a “change of control”. For the avoidance of doubt, a transaction will not constitute a “change of control” transaction if its sole purpose is to change the state of the Company’s organization or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

10.7 The Parties agree that the payment of the lump sum detailed above under paragraph 10.6, is comprehensive, includes and replaces any payment, consideration or indemnity connected with the Office and the Additional Assignments and their termination. Therefore, save for additional items provided under paragraph 10.6. above, it is a full and final payment for all obligations connected with the Office, the powers and the Additional Assignments. The lump sum and the other items as per paragraph 10.6. above will be granted to the Manager subject to the execution of a Settlement Agreement in accordance with applicable laws. The payment of the lump sum detailed above under paragraph 10.6 will be prorated in equal monthly instalments and each instalment shall be paid within the end of each month, starting from the month following the date of execution of the Settlement Agreement. The Settlement Agreement shall provide, interalia, the final termination of the Office, the powers and of the Additional Assignments (if any) and full waivers by the Manager to any right, claim or action vis-à-vis the Company, the Group companies and their investors connected with the execution or termination of the Office, the powers and the Additional Assignments (if any) and a portion of the lump sum will specifically remunerate the waivers. The Settlement Agreement shall also provide for the Manager’s undertaking to continue to comply with the post contractual obligations detailed under Sections 12, 13, 14 and 15 of this Agreement. In case of breach of any of such obligations the Settlement Agreement shall provide for the possibility for the Company to interrupt the payment of the instalments of the portion of the lump sum not specifically granted as compensation for the waivers.

10.8 The Parties furtherly agree and acknowledge - for the purposes set forth herein - the existence of a specific connection between the Office and any other Additional Assignment held by the Manager in the Group. For such reason in the event of termination of the Office, for any reason whatsoever, the Manager undertakes to resign, on the same date, also from such other Additional Assignments held in the Group provided that if the Office terminated for events qualifying the latter as a Good Leaver his resignations from such other Additional Assignments shall not affect in any way such status. In parallel in case of termination of the Office or any other Additional Assignments for events which would qualify the Manager as a Bad Leaver the latter undertakes to resign on the same date from the Office (it being understood that such termination occurring in any company of the Group shall qualify the Manager as a Bad Leaver).

11. EXCLUSIVITY

11.1 For the whole term of the Office, starting from the 60th (sixtieth) day following the execution of this Agreement, the Manager shall be compelled to devote all his professional effort into performing the tasks and powers granted; as a consequence, starting from the same date, the Manager undertakes, during the whole term of the Office, not to perform directly or indirectly, without the prior written consent of the board of directors of the Company, any other kind of work activity, even on an occasional or free basis, whether of an autonomous or subordinate nature, even if not in competition and/or conflict with that of the Company or the Group. Should the board of directors of the Company adopt a decision on this matter before the expiry of the said 60 (sixty) day period, such decision shall prevail and the present restriction shall apply (or not apply) accordingly.

11.2 The Manager, in order to obtain the authorization of the board of directors to conduct other activities shall present, no later than 60 days from the date of execution of this Agreement, a formal request to the latter indicating, for each further role to be undertaken, the following elements: the position, type of activities involved, volume of hours required, declaration regarding the absence of conflicts of interest, the compensation associated with the position if any. The board of directors shall at its discretion approve in writing the authorization to conduct such other activities / roles.

11.3 The breach by the Manager of the obligations under this clause during the term of the Office shall constitute, as per the agreement of the parties, a just cause for removal from the Office.

12. SECRECY AND CONFIDENTIALITY OBLIGATIONS

12.1 The Manager acknowledges and unconditionally accepts that all Confidential, Secret and Privileged Information of which he will become aware in the performance of the Office and the powers shall be of a strictly confidential and privileged nature.

12.2 Therefore, the Manager shall be bound, during the term of Office and after the termination thereof, save for prior written authorization from the Company and without prejudice to the need to fulfil in good faith the obligations imposed by law or by order of a judicial authority, to:

(i)	keep all Confidential, Secret and Privileged Information strictly confidential;

(ii)	not to disclose, publish and/or divulge to any person, directly or indirectly, in writing and/or orally and/or in any other manner, the Confidential, Secret and Privileged Information;

(iii)	take all necessary and indispensable measures to keep Confidential, Secret and Privileged Information strictly private, secret and confidential;

(iv)	exercising the utmost diligence and caution in the handling of Confidential, Secret and Privileged Information;

(v)	not to use, directly or indirectly, Confidential, Secret and Privileged Information for purposes other than the proper performance of its institutional duties; and

(vi)	not use any of the Confidential, Secret and Privileged Information in a way detrimental, directly or indirectly, to the Company and/or another company of the Group.

12.3 Violation of the provisions contained in this clause by the Manager during the term of office shall, as per agreement of the Parties, constitute a just cause of removal of the Manager from the Office.

12.4 For the purposes of this clause (Secrecy and Confidentiality Obligations), Confidential, Secret and Privileged Information” shall mean all commercial, economic, accounting and production data and information of the Company and each company of the Group (including, but not limited to, any technical, commercial, financial or legal information relating to the same, including analyses, research, memoranda, notes, reports, data, studies, processes, formulas, trade or industrial secrets, know-how, technical, financial and management information and models, names and data of customers, business partners and/or suppliers, business transactions, contracts, reports, plans, market projections, data or other documents and/or materials of any format remuneration, incentive and personnel management policies, business plans, budgets, as well as industrial, commercial, sales, business, marketing, pricing, licensing development projects and strategies, costs, special supply conditions, lists of suppliers and distributors, non-public financial information as well as the database of the Company and of the companies of the Group), as well as all copies and extracts containing or based, in whole or in part, on any such information and regardless of whether or not it is identified as confidential or reserved or whether it has been transmitted orally or in writing and provided that it is not already in the public domain due to a fact not attributable to the Manager.

13. INTELLECTUAL PROPERTY

13.1 The Company shall be the exclusive owner of all the economic rights on the trademarks, original works, software, designs and models, data bank, reports, projects, slogans and/or any other intellectual property right or asset originated solely by the Manager or jointly with others or that the Manager has concurred in their origination and/or development/application, in the execution of the Office. The Company will be free to use, record, sell, license or make any other use of all such inventions and other works, without having to report to the Manager, without prejudice to the recognition of the moral rights mandatorily provided for by law.

13.2 The Manager shall be obliged to promptly inform the Company immediately in writing, on simple request of the Company, of all inventions and works eventually conceived, created or developed, as provided in this clause. It is understood that the Company is not obliged to recognize the Manager any compensation or indemnity for any inventive activity (also in case it occurs in the form of a mere participation) which may be engaged or as a result of the exploitation and / or obtaining of related intellectual property rights by the Company, since in the determination of the Fixed Compensation, it has already been taken into account any and all hypothetical inventive activity.

13.3 By signing the Agreement, the Manager transfers, therefore, for all purposes and effects set by law, to the Company or a third party indicated by the latter, the full effect of such rights, without exception, including intellectual property rights, relating to the above-mentioned inventions and works, unless these rights are already due to the Company and/or the Group in accordance with the same laws.

13.4 The above rights may be transferred by the Company or by the companies of the Group to third parties, both in Italy and abroad.

13.5 The Manager will be bound, even after the termination of the corporate relationship, to provide full cooperation required by the Company or the Group in order to obtain protection, allocation, access, maintenance and consolidation of the rights assigned or transferred to the Company or the Group. All costs related to such cooperation after the termination of the corporate relationship will be borne by the Company or the Group.

13.6 Violation of the provisions contained in this clause by the Manager during the term of office shall, as per agreement of the Parties, constitute a just cause of removal of the Manager from the Office.

14. NON DISPARAGEMENT CLAUSE

The Manager undertakes, even after the termination of the Office, for whatever reason occurred, not to issue statements, make judgments and/or carry out activities in any form whatsoever (including on social networks) that may be disparaging, damaging or prejudicial to the Company’s or the Group’s image, reputation and/or activity. The Manager further undertakes not to make judgments and/or carry out activities in any form whatsoever (including on social networks) that may be disparaging, damaging or prejudicial to the commercial and promotional activities of the Company, of the Group and its relevant companies and of their shareholders, both in the strict sense and in the broader or improper sense (and therefore with reference to the family of shareholders and the fund) of the Company. In a symmetrical manner the Company undertakes not to make any disparaging statements against the Manager after the termination of the Office and this clause will apply reciprocally for the Company towards the Manager.

15. NON-SOLICITATION CLAUSE

15.1 For all the duration of the Office and for a period of 12 (twelve) months after the termination of the same, for whatever reason, the Manager agrees:

a.	not to propose or induce, directly or indirectly, on his own or even by way or on behalf of a third party (including trustees or trusted persons), any employee, director, collaborator or supplier of the Company and/or the Group to terminate their existing relationship in order to establish a different or similar relationship, of any nature whatsoever, with third parties;

b.	not to make, directly or indirectly, on his own or even through third parties (including trustees or trusted persons), offers for jobs/collaboration and/or not to enter into, directly or indirectly, on his own or even through third parties (including trustees or trusted persons), any agreement, including employment contracts or those of an autonomous nature with employees, managers, suppliers, agents or collaborators of the Company and/or the Group (or to those who have been in the 12 months prior to the termination of the employment relationship);

c.	not to solicit, directly or indirectly, on his own behalf or even through third parties (including trustees or trusted persons), any employee, manager, supplier or collaborator of the Company and/or of the Group or to interfere in any way in the relationships between the Company and/or the Group and their employees, managers, collaborators, agents and/or suppliers;

d.	not to induce, or attempt to induce, clients of the Company and/or the Group, to terminate, suspend or amend the relationships in force with the Company and/or the Group, and undertakes to refrain from contacting clients and/or promoting or soliciting the formalization of contracts with clients or conduct affairs of any type and in any form with clients of the Company and/or the Group;

e.	not to induce any third party (including trustees or trusted persons) to engage in the conducts under points 15.1(a), (b), (c) and (d) above.

16. MISCELLANEOUS

16.1 No failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof. No single or partial exercise of any right or remedy under this Agreement shall prevent any other or further exercise thereof or the exercise of any other right or remedy.

16.2 If any provisions of this Agreement is or becomes invalid or unenforceable under any applicable law, the validity or enforceability of the remaining provisions shall not be affected in any manner. However, the Parties shall negotiate in good faith the replacement of such invalid or unenforceable provisions with other provisions achieving the same substantial effects to the maximum extent permitted by Law.

16.3 Any waiver or amendment of this Agreement, including this clause, shall only be valid and enforceable unless it is in writing and duly signed by both Parties.

16.4 This Agreement confirms and fully reflects the understanding between the Parties.

16.5 It remains understood that the actual engagement of the Manager shall in any case be conditional to the fact that the latter, at the time of engagement, will be free from any obligation of any kind, including but not limited to post contractual non-competition covenants, that may bind him to his previous employer or to any other third party, or other arrangements that may in any way limit or prevent him from working for the Company, including any causes of ineligibility, incompatibility and/or forfeiture. Failure to comply with the aforesaid conditions on the date of appointment and/or of hiring, as well as at any time thereafter, shall constitute just cause for revocation and, in any event, shall invalidate any commitment of the Company towards the Manager.

17. APPLICABLE LAW AND JURISDICTION

17.1 The Agreement is governed by Italian law.

17.2 Any disputes arising between the parties concerning the interpretation, validity, performance or termination of the Agreement will be submitted to the Courts of Milan.

The Company - [__]	The Manager

For specific approval of the following clauses of the Agreement pursuant to Sections 1341 and subsequent of the Italian civil code: 3. (Term of the Office); 4. (Termination agreement); 6. (Fixed Compensation); 7. (Variable Compensation); 10. (Good Leaver / Bad Leaver); 11. (Exclusivity); 12. (Secrecy and Confidentiality Obligations); 13. (Intellectual Property); 14. (Non-Disparagement Clause); 15. (Non-solicitation clause); 16. (Miscellaneous); 17.2 (Jurisdiction).

The Manager